• • •

PwC, Torsgatan 21, SE-113 97, Stockholm, Visiting address: Torsgatan 21 www.pwc.com/se Öhrlings PricewaterhouseCoopers AB, Reg Office: Stockholm, Reg No: 556029-6740 To the Independent Committee of the Board of Directors of Wilson Therapeutics AB (publ) Kungsgatan 3 SE-111 43 Stockholm Sweden April 10, 2018 To the Independent Committee of the Board of Directors of Wilson Therapeutics AB (publ) The Board of Directors of Wilson Therapeutics AB (publ) (”WTX” or “the Company”) has been informed that Alexion Pharmaceuticals, Inc. (”Alexion”) through Alexion Pharma Nordics Holding AB is about to submit a public tender offer to the shareholders of WTX. The offer entails that Alexion offers a cash consideration of SEK 232 per share in WTX (“the Offer”). Öhrlings PricewaterhouseCoopers AB (”PwC” or “we”), in the capacity as an independent expert, has been assigned by the Independent Committee of the Board of Directors of WTX (the “Committee”), pursuant to Rule III.3 of the Nasdaq Stockholm Takeover Rules, to assess the fairness of the Offer from a financial perspective for the shareholders in WTX. We have assessed the fairness of the Offer by assessing the market value of the shares in WTX based on financial information (as per March 31, 2018) provided by the Company and market data as per April 9, 2018. Our assessment of the market value has included, inter alia, valuation based on the income approach, sensitivity analyses, publicly available information about comparable listed firms in similar lines of business as well as historical bid premiums during the last three years. As a basis for our assessment, we have reviewed, inter alia, the following information: a) information from management of the Company through meetings and interviews b) certain internal financial information and presentations from recent years c) commercial assessment of WTX101 prepared by a 3rd party supplier commissioned by WTX d) certain publicly available information regarding WTX, such as annual reports and interim reports e) market data including trading activity, share prices and turnover, for the WTX share f) analysts’ reports regarding WTX g) industry research reports h) historical bid premiums and publicly available financial conditions for certain comparable transactions

i) offer letter from Alexion j) other analyses and information available that PwC has deemed necessary and relevant for the assessment of the fairness of the Offer. We have relied upon the accuracy and the completeness, in all relevant aspects, of the information provided and otherwise made available to us by representatives of WTX. Our opinion is necessarily based on the financial, economic, market and other conditions, as well as the information provided to us, as of the date hereof. Changes in the circumstances mentioned may affect the conditions that have formed the basis of our value assessment, and we do not assume any responsibility for updating, revising or confirming this opinion. We have not acted as a financial advisor to WTX in connection with the contemplated transaction. Our fee for this assignment is not dependent on completion of the transaction. This opinion is addressed to the Committee for the purpose of serving as a basis for its position regarding the Offer and we do not accept any responsibility for its use for other purposes than this. Subject to the foregoing conditions and limitations, it is PwC’s opinion that the Offer as of this date, from a financial point of view, is fair to the shareholders of WTX. PwC Jon Walberg Karl Appelqvist Partner Senior Manager